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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT
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

                                      State/Country of          Percent Owned By
          Name                         Incorporation            Perrigo Company
          ----                         -------------            ---------------
L. Perrigo Company                       Michigan               100%

Perrigo Company of Tennessee, Inc.       Tennessee              100%

Perrigo Company of Missouri, Inc.        Missouri               100%

Perrigo Company of                       Michigan               100%
 South Carolina, Inc.

Perrigo Sales Company                    Michigan               100%

Perrigo (Barbados), L.T.D.               Barbados               100%

Perrigo International, Inc.              Michigan               100%

Perrigo de Mexico S.A. de C.V.           Nuevo Leon (Mexico)    100% by Perrigo International, Inc.

Nippon Perrigo K.K.                      Japan                  100% by Perrigo International, Inc.

Perrigo Asia Ltd.                        Michigan               100% by Perrigo International, Inc.

Sagmel U.S.A.                            Illinois               30% by Perrigo International, Inc.

Quimica y Farmacia S.A. de C.V.          Mexico                 87.8% by Perrigo International, Inc.
 (effective September 11, 1997)

Shandex Sales Group Limited              Canada                 20% by Perrigo International, Inc.
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